Exhibit 99.1

Bulldog Develops New Revolutionary Miniature Cargo Based Tracking System
New Product Expected to Rapidly Draw Market Share
from Legacy Satellite Tracking Systems

Richmond, British Columbia, Canada – September 14th, 2004 – Bulldog Technologies, Inc. (OTCBB: BLLD) an innovative provider of wireless cargo security solutions, announced today that it is in the late development stages of a new member of the BOSSTM product family. . The Mini BOSSTM is a battery powered, miniature (3” x 2" x 1”), covert tracking device which can be concealed in valuable cargo and left dormant until required. Bulldog is finalizing details for field trials of the Mini BOSSTM in September, 2004.

The Mini BOSSTM, which uses a combination of Assisted GPS (AGPS) and cellular tower triangulation, can provide tracking data from inside shipping containers or cargo trailers, even when they are located in underground parking structures or warehouses. The device can be concealed in sensitive and valuable cargo shipments. If lost or stolen, the Mini BOSSTM can provide continuous location of the goods for up to a month, providing security professionals and law enforcement officials with the time needed to locate and recover the shipment.

The Mini BOSSTM works in conjunction with the Bulldog Security Gateway, Bulldogs Automatic Vehicle Location (AVL) Software, to provide real time tracking and map data to the end user. The Mini BOSSTM on its own, or combined with Bulldog’s Road BOSSTM System, should significantly enhance security for Bulldog customers by giving law enforcement officials and security professionals additional tools to break up cargo theft rings operating in North America.*

Based on CDMA cellular technology, the Mini BOSSTM will have nationwide coverage in the Untied States, and provide fleet operators with a flexible and affordable security platform. This product will no longer make it necessary for trucking companies to outfit complete fleets of trailers and tractors with expensive tracking systems. With the Mini BOSSTM operators can track the individual shipments they deem necessary, thus greatly reducing the number of tracking systems and airtime required.

The Mini BOSSTM is also expected by Bulldog’s management to open the tracking market to new customers, such as the shippers of valuable goods.* Companies with expensive or time sensitive shipments can conceal a Mini BOSSTM at the time of packaging, and track their own goods through the supply chain, regardless of who is transporting the goods. The Mini BOSSTM cargo tracking model, low cost cellular airtime, reduced device costs and greatly enhanced functionality, is anticipated to allow the Mini BOSSTM to quickly open new tracking markets, and take market share from legacy satellite tracking systems.*

“We expect that the Mini BOSSTM will have a revolutionary effect on global shipping security,”* said John Cockburn, Bulldog Technologies’ CEO. “Thieves will no longer be able to rest easy once they have successfully completed a theft, as the police will most likely be knocking at their door by the time they finish unloading it.” Brett Millar, former FBI Supervisory Special Agent with over 13 years of experience working domestic and international cargo theft rings and black market operations, and now a member of the Bulldog Advisory Board added, “The low cost and minute size of the self powered unit, combined with the capability to track inside containers, buildings and other structures, will revolutionize the supply chain security market and could potentially open dozens of vertical markets for asset tracking and recovery.”* “Bulldog has been approached with requests to use the technology in locating lost children, law enforcement sting operations, and in consumer automobiles. Literally dozens of other potentially profitable applications, are being investigated” continued Cockburn.

Bulldog Technologies Inc., an innovative provider of wireless cargo security solutions, researches, develops and manufactures real-time, comprehensive monitoring and intrusion detection devices for use in the cargo transportation and storage supply chain industry. Bulldog has developed the Road BOSSTM (Bulldog Online Security System) for mobile cargo transported in trailers, delivery trucks/vans, and ocean containers. The Yard BOSSTM is a proprietary asset protection and security system developed for cargo containers and trailers stored for extended periods in freight yards and facilities. The Mini BOSSTM is a compact sized covert tracking device being developed for use in loss prevention security activities and for asset visibility of high value cargo.

For further information, visit Bulldog on the Web at www.bulldog-tech.com., 1-604-271-8656, info@bulldog-tech.com — — — — -

Contact:

Aurelius Consulting Group, Maitland, Florida
Investor Contact:
Jeff Wadley, (407) 644-4256
Jeff@aurcg.com
http://www.runonideas.com

Legal Note on Forward-Looking Statements

Statements in this news release, which are not purely historical, are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this news release are marked by an asterisk (*) and include statements regarding Bulldog’s belief that the Mini BOSSTM will be adopted by law enforcement officials and security professionals to target cargo theft, and Bulldog’s expectation that it will open the tracking market to new customers and applications, and take market share from legacy satellite tracking systems. It is important to note that actual outcomes and the Company’s actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as compatibility of the Company’s products with existing security procedures and protocols employed potential customers and by law enforcement officials and security professionals, the impact of competitive products on the sales of the Company’s products, general economic conditions as they affect the Company’s prospective customers, the ability of third party manufacturers to produce the Company’s products, the Company’s ability to source product components in a timely manner, new technological developments that may allow third parties to compromise the effectiveness of the Company’s products as a theft-deterrent system, and insufficient investor interest in the Company’s securities which may impact on the Company’s ability to raise additional financing as required. Readers should also refer to the risk disclosures outlined in the Company’s registration statement on Form SB-2 filed with the Securities and Exchange Commission on May 17, 2004 and the Company’s other disclosure documents filed from time-to-time with the SEC.